                                  EXHIBIT 12.1

                           STARWOOD HOTELS & RESORTS
                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                                 (IN MILLIONS)

                                                                  YEAR ENDED DECEMBER 31,
                                                           -------------------------------------
                                                           1998    1997     1996    1995    1994
                                                           ----    -----    ----    ----    ----
EARNINGS
Income (loss) from continuing operations...............    $141    $(270)   $226    $161    $ 44
Add:
  Adjustment for distributions in excess of (less than)
     equity earnings and losses(a).....................     (16)     (10)     (6)      6      --
  Provision (benefit) for income taxes.................    (108)     159     173      87      27
  Minority equity in net income........................      10        9       7      (1)     (4)
  Amortization of interest capitalized.................       6        4       4       3       3
                                                           ----    -----    ----    ----    ----
                                                             33     (108)    404     256      70
                                                           ----    -----    ----    ----    ----
FIXED CHARGES
Interest and other financial charges...................     639      113     164     201      69
Interest factor attributable to rentals(b).............      15       13      16      17      16
                                                           ----    -----    ----    ----    ----
                                                            654      126     180     218      85
                                                           ----    -----    ----    ----    ----
Earnings, as adjusted, from continuing operations......    $687    $  18    $584    $474    $155
                                                           ====    =====    ====    ====    ====
FIXED CHARGES
Fixed charges above....................................    $654    $ 126    $180    $218    $ 85
Interest capitalized...................................      26       35      13       7       5
                                                           ----    -----    ----    ----    ----
          Total fixed charges..........................    $680    $ 161    $193    $225    $ 90
                                                           ====    =====    ====    ====    ====
RATIO
Earnings, as adjusted, from continuing operations to
  fixed charges........................................    1.01      (c)    3.03    2.11    1.72
                                                           ====    =====    ====    ====    ====

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(a) The adjustment represents distributions in excess of (less than)
    undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

(b) The interest factor attributable to rentals consists of one-third of rental charges, which is deemed by Starwood Hotels to be representative of the interest factor inherent in rents.

(c) Earnings were not adequate to cover total fixed charges by $143.